EXHIBIT 10.2

FORM OF

AMENDED AND RESTATED REDEMPTION PLAN

CNL GROWTH PROPERTIES, INC., a Maryland corporation (the “Company”), has adopted an Amended and Restated Redemption Plan (the “Redemption Plan”) by which shares of the Company’s common stock (the “Shares”) may be repurchased by the Company from stockholders subject to the terms and conditions set forth below.

1.         Redemption Price.   The Company’s Redemption Plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to the listing of the Shares on a national securities market. Subject to certain restrictions discussed below, the Company may repurchase Shares (including fractional Shares), from time to time, at an amount equal to the Company’s then current estimated net asset value per share, as published from time to time in its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and/or Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

Notwithstanding the foregoing, the price for the repurchase of Shares shall not exceed an amount (the “Redemption Cap”) equal to the lesser of:

(i)	the then current public offering price for the Shares during the period of any on-going public offering; and

(ii)	the purchase price paid per Share by the stockholder (the “Purchase Price”).

For purposes of determining the Redemption Cap, Shares issued as a stock distribution prior to July 1, 2013 will be deemed to have a Purchase Price equal to $10.00 per share, and Shares issued as a stock distribution after June 30, 2013 will be deemed to have a Purchase Price equal to the estimated net asset value per Share as last determined by the board of directors at the time the Shares are recorded in the Company’s stock register by its transfer agent (the “Issue Date”).

2.         Redemption of Shares.  Any stockholder who has held Shares for not less than one year (other than the Company’s advisor) may present for the Company’s consideration all or any portion of his or her Shares for redemption at any time, in accordance with the procedures outlined herein. A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided, however, that the minimum number of Shares which must be presented for redemption shall be at least 25% of his or her Shares.

For purposes of calculating the ownership period set forth above, if a stockholder purchased Shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such Shares shall commence on the date the purchasing stockholder purchased the Shares from the prior stockholder. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such Shares shall commence on the date of the acquisition of Shares by the original stockholder. If a stockholder received Shares in respect of a stock distribution, the stockholder’s period of ownership for such Shares shall commence on the Issue Date; provided, however, if any such Shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such Shares.

At such time, the Company may, at its sole option and to the extent it has sufficient funds available, choose to redeem Shares presented for redemption for cash. Factors that the Company will consider in making its determination to redeem Shares include, but are not limited to:

(i)	whether such redemption impairs the Company’s capital or operations;

(ii)	whether an emergency makes such redemption not reasonably practical;

(iii)	whether any governmental or regulatory agency with jurisdiction over the Company so demands for such action for the protection of the Company’s stockholders;

(iv)	whether such redemption would be unlawful; or

(v)

whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust for tax purposes.

If the Company elects to redeem Shares, the conditions and limitations described herein would apply. The full amount of the proceeds from the sale of Shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem Shares presented for redemption during such quarter. In addition, the Company may, at the Company’s discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of the Company’s common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of Shares the Company redeems (if the Company determines to redeem Shares) exceed 5% of the weighted average number of Shares of the Company’s common stock outstanding during such 12-month period. Notwithstanding anything to the contrary in this Redemption Plan, no Shares shall be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

Further, the Company has the right to waive the holding period set forth in this Section 2, above, and the pro rata redemption requirements under Section 3 below, in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances (individually and collectively, “Exigent Circumstances”). If the Company determines to permit any such redemption for Exigent Circumstances, notwithstanding anything contained in this Redemption Plan to the contrary, the Company, in its sole discretion, may redeem such Shares prior to the redemption of any other Shares. In addition, if a stockholder submits a redemption request to the redemption agent to sell Shares to the Company due to Exigent Circumstances or otherwise, the redemption request shall be deemed to also include a request to sell all the Shares issued (or issuable on the Issue Date following the quarter in which the redemption request was submitted) as stock distributions thereon; and, if any such Shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such Shares. Any Shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in this Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed.

The Company may terminate the Redemption Plan in the event that a secondary market for the Company’s Shares develops.

3.        Insufficient Funds.  In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, and the Company determines to redeem Shares, the Company will redeem Shares on a pro rata basis at the end of each quarter; provided, however, with respect to Shares being redeemed by a stockholder due to Exigent Circumstances under Section 2 above, the Company, in its sole discretion, may waive the pro rata requirements for the redemption of such Shares and repurchase such Shares in full, to the extent funds are available, before other Shares are repurchased pro rata at the end of each quarter. With regard to a stockholder whose Shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by the Company, unless withdrawn by the stockholder in accordance with this Section 3, and such Shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored. Stockholders will not relinquish their Shares of common stock to the Company until such time as the Company commits to redeem such Shares. Commitments to redeem Shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request in writing. Until such time as the Company redeems the Shares, a stockholder may withdraw its redemption request as to any remaining Shares not redeemed by requesting from the Company a redemption change form, completing the form and delivering it to the Company by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon receipt of the redemption change form, the Company will treat the initial redemption request cancelled as to any Shares not redeemed in prior quarters.

4.        Excess Funds.  If the full amount of funds available for redemptions in any given quarter exceeds the amount necessary for redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an investment in a property or other permitted investment (directly or through a joint venture), is used to repay outstanding indebtedness or is used for other corporate purposes.

5.        Redemption Requests.  A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request to the redemption agent, which is currently DST Systems, Inc., on a redemption form provided by the Company, executed by the stockholder, its trustee or authorized agent. The redemption form can be obtained by a stockholder by calling the redemption agent, the Company, the stockholder’s financial advisor or by accessing the Company’s website. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission and each state securities commission. Within 30 Business Days (as defined below) following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. The redemption agent will effect such redemption for the calendar quarter, provided that it receives the properly completed redemption form relating to the Shares to be redeemed from the stockholder at least 15 Business Days prior to the last day of the current calendar quarter and has sufficient funds available to redeem the Shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption form; provided, however, no redemption shall be effective on any date upon which the Company pays any dividend or other distribution with respect to the Shares and, if necessary, the effective date of any such redemption shall be delayed to the next Business Day on which no such dividend or other distribution is paid to comply with this proviso. As a result, the Company anticipates that, assuming sufficient funds are available, redemptions will be paid no later than 30 days after the quarterly determination of the availability of funds for redemption. “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Boston, Massachusetts, or Kansas City, Missouri pursuant to federal or state law.

Upon the redemption agent’s receipt of notice for redemption of Shares, the redemption price will be based on such terms as the Company shall determine.

6.         Amendment or Suspension of the Plan.  The redemption price paid to stockholders for Shares of common stock the Company redeems may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

The board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time if it determines that such amendment, suspension or termination is in the Company’s best interests. The board of directors may amend, suspend or terminate the Redemption Plan if:

(i)	it determines, in its sole discretion, that the Redemption Plan impairs the Company’s capital or operations;

(ii)	it determines, in its sole discretion, that an emergency makes the Redemption Plan not reasonably practical;

(iii)	any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders;

(iv)	it determines, in its sole discretion, that the Redemption Plan would be unlawful;

(v)

it determines, in its sole discretion, that redemptions under the Redemption Plan, when considered with all other sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust under the Internal Revenue Code; or

(vi)	it determines, in its sole discretion, that such amendment, suspension or termination would be in the Company’s best interest.

If the Company’s board of directors amends, suspends or terminates the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and the Company no longer shall accept Shares for redemption, if and when its Shares are listed on a national securities market.

7.         Governing Law.  THIS REDEMPTION PLAN AND A STOCKHOLDER’S ELECTION TO PARTICIPATE IN THE REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 7.

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